EX-99.1
Exhibit 99.1

Cover Letter to Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WISH TO SELL YOUR SHARES OF
BENEFICIAL INTEREST AT THIS TIME PLEASE DISREGARD
THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

October 25, 2011

Dear Shareholder of the ASGI Agility Income Fund:

We are writing to inform you of important dates related to the tender offer (the “Offer”) by the ASGI Agility Income Fund (the “Fund”). If you are not interested in selling your shares of beneficial interest at this time, please disregard this notice and take no action.

The tender offer period will begin on October 25, 2011 and end on November 22, 2011. The purpose of the tender offer is to provide liquidity to Shareholders who hold shares of beneficial interest. Shares of beneficial interest can be redeemed by means of a tender offer only during one of the Fund’s announced tender offers.

Shareholders wishing to tender Shares pursuant to the Offer should send or deliver a completed and executed Letter of Transmittal (the Tender Offer Form will suffice) to Alternative Strategies Group, Inc., c/o BNY Mellon Alternative Investment Services (“BNY Mellon”), at 400 Bellevue Parkway 19C-0204, Wilmington, DE 19809, Attention:  ASGI Agility Income Fund or fax a completed and executed Letter of Transmittal to BNY Mellon, also to the attention of ASGI Agility Income Fund, at (508) 599-6137. The completed and executed Letter of Transmittal must be received by mail or fax at the above address or fax number prior to 12:00 midnight Eastern Standard Time on November 22, 2011. Generally, Shares being tendered by Shareholders pursuant to a repurchase offer will need to be tendered by Shareholders at least thirty (30) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to Alternative Strategies Group, Inc. by certified mail, return receipt requested, or by facsimile transmission. If you do not wish to redeem shares of beneficial interest for any reason, simply disregard this notice.  No Action is Required if You Do Not Wish to Redeem at This Time.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Support Desk of Alternative Strategies Group, Inc. at (866) 440-7460.

Sincerely,

ASGI Agility Income Fund